EXHIBIT 23.03

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” in the joint proxy statement/prospectus of Intersil Corporation and Elantec Semiconductor, Inc. that is made part of the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-84794) and related Prospectus of Intersil Corporation for the registration of 33,246,241 shares of its Class A common stock and to the incorporation by reference therein of our report dated January 22, 2002, with respect to the consolidated financial statements and schedule of Intersil Corporation included in its Annual Report (Form 10-K) for the year ended December 28, 2001, filed with the Securities and Exchange Commission.

/s/	ERNST & YOUNG LLP

Jacksonville, Florida
April 3, 2002